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                                                             UNITED STATES
                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549

                                                              FORM 12b-25

                                                      NOTIFICATION OF LATE FILING

                                                   Commission File Number: 000-12564
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                                                             (Check One):
                                [X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

                                                  For Period Ended: December 31, 2000
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                                                  [ ] Transition Report on Form 10-K
                                                  [ ] Transition Report on Form 20-F
                                                  [ ] Transition Report on Form 11-K
                                                  [ ] Transition Report on Form 10-Q
                                                  [ ] Transition Report on Form N-SAR

                                                   For the Transition Period Ended:
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                               Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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                            If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                                   PART I -- REGISTRANT INFORMATION

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                                                        Full Name of Registrant

                                                Sterling Capital Investment Group, Inc.
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                                                       Former Name if Applicable
                                                  Sterling Media Capital Group, Inc.
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                                       Address of Principal Executive Office (Street and Number)

                                                    4570 Westgrove Drive, Suite 220
                                                         Addison, Texas 75001
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                                                   PART II--RULES 12b-25(b) AND (c)

         If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief pursuant to
Rules 12b-25(b), the following should be completed.  (Check box if appropriate)

                  [  ]     (a)      The  reasons  described  in  reasonable  detail  in Part III of this form  could not be  eliminated without unreasonable effort or expense;

                  [X]      (b)      The subject annual report,  semi-annual  report,  transition  report on Form 10-K, Form 20-F, 11-K,
         Form N-SAR, or portion  thereof,  will be filed on or before the fifteenth  calendar day following the prescribed due date; or
         the subject  quarterly  report of  transition  report on Form 10-Q,  or portion  thereof  will be filed on or before the fifth calendar day following the prescribed due date; and

                  [  ]     (c)      The  accountant's  statement  or other  exhibit  required by Rule  12b-25(c)  has been  attached if applicable.

                                                          PART III--NARRATIVE

         State below in reasonable  detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q,  N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.  (ATTACH EXTRA SHEETS IF NEEDED)

                  The 2000 audit will not be completed until approximately April 10, 2001.

                                                      PART IV--OTHER INFORMATION

         (1)      Name and telephone number of person to contact in regard to this notification:

                                   Tom D. Winslett, II       972               248-4411
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                                       (Name)              (Area Code)     (Telephone Number)

         (2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section
30 of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that the  registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                           [X] Yes          [  ] No

         (3)      Is it anticipated  that any significant  change in results of operations from the  corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                           [  ] Yes         [X] No

         If so, attach an explanation of the anticipated change, both narratively and  quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                                                Sterling Capital Investment Group, Inc.
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                                             (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  April 2, 2001                                  /s/Bob L. McGiboney
                                                     Name:    Bob L. McGiboney
                                                     Title:   President

INSTRUCTION:  The form may be signed by an executive  officer of the  registrant or by any other duly  authorized  representative.  The name and title of the person  signing the form shall be typed or printed  beneath the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative  (other than an executive officer),  evidence of the  representative's  authority to sign on behalf of the registrant shall be filed with the form.

                                                               ATTENTION
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              Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)
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